FOR IMMEDIATE RELEASE

SEPTEMBER 24, 1996


                              NDC AUTOMATION, INC.
                      ANNOUNCES RECEIPT OF A PURCHASE ORDER
                        FOR A LASER GUIDED VEHICLE SYSTEM



         CHARLOTTE, NC, SEPTEMBER 24, 1996, NDC AUTOMATION, INC. ( OTC BULLETIN BOARD "AGVS") received a purchase order from Munck Automation Technology, Inc., of Newport News, VA, an original equipment manufacturer ( OEM) providing automated material handling systems to end users.

         The order is for Laser Guided Vehicle (LGV) controls hardware , software and engineering services totaling approximately $585,000. The Lazerway system will be installed in an automated manufacturing facility which produces CD disks .

         NDC President Mr. Ralph Dollander states " This order is significant as we continue to pursue qualified OEM's and system integrators who can incorporate Laser guidance technology into their systems to end users.
Munck Automation Technology, Inc. is such a company."

         NDC Automation, Inc. sells hardware, software, and engineering services incorporated into and used to control laser and other Automatic Guided Vehicle Systems (AGVS). NDC's sales are targeted to OEM's and system integrators, which buy technology solutions from the Company and incorporate them into their material handling systems for the industries in which they specialize.

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For further information contact:

Gayle Hentz                         Ralph Dollander
Investor Relations                  President

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